Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Juliet Cunningham, Vice President, Investor Relations, ir@alere.com, 858.805.2232

Alere Inc. Receives NYSE Notice Regarding Late Form 10-Q Filing

WALTHAM, Mass., May 26, 2015 – Alere Inc. (NYSE: ALR) (the “Company”) announced today that, as a result of its failure to timely file its Quarterly Report on Form 10-Q for the three months ended March 31, 2015 (the “Form 10-Q”), it has received a notice from the New York Stock Exchange (the “NYSE”) that the Company is not in compliance with the NYSE’s continued listing requirements under the timely filing criteria established in Section 802.01E of the NYSE Listed Company Manual.

The reason for the delay relates to Company’s need to restate its financial statements and other financial data for 2014, as announced by the Company on May 5, 2015, and to file the restated 2014 financial statements prior to filing the Form 10-Q. The Company currently anticipates that it will file the necessary restatements and the Form 10-Q in the near future.

The NYSE informed the Company that, under the NYSE’s rules, the Company will have six months from May 18, 2015 to file the Form 10-Q with the SEC. The Company can regain compliance with the NYSE listing standards before that date by filing the Form 10-Q with the SEC.

About Alere

Because Knowing now matters™, Alere delivers reliable and actionable information through rapid diagnostic tests, resulting in better clinical and economic healthcare outcomes globally. Headquartered in Waltham, Mass., Alere focuses on rapid diagnostics for cardiometabolic, infectious disease and toxicology. For more information on Alere, please visit www.alere.com.